As filed with the Securities and Exchange Commission on November 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLUM CREEK TIMBER COMPANY, INC.

PLUM CREEK TIMBERLANDS, L.P.

(Exact name of registrant as specified in its charter)

Plum Creek Timber Company, Inc.—Delaware Plum Creek Timberlands, L.P.—Delaware	Plum Creek Timber Company, Inc.—91-1912863 Plum Creek Timberlands, L.P.—91-1920356
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Union Street, Suite 3100 Seattle, Washington 98101-1374 (206) 467-3600	Jose J. Quintana, Esq. Assistant General Counsel Plum Creek Timber Company, Inc. 601 Union Street, Suite 3100 Seattle, Washington 98101-1374 (206) 467-3600
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq.

Jonathan Ko, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

(213) 687-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum aggregate offering price per unit (1)(2)	Proposed maximum aggregate offering price (1)(2)(3)	Amount of registration fee (4)
Plum Creek Timber Company, Inc.:
Preferred Stock, par value $0.01 per share
Common Stock, par value $0.01 per share
Depositary Shares Representing Preferred Stock
Warrants (5)
Guarantees (6)
Plum Creek Timberlands, L.P.:
Debt Securities (6)
Total

(1)	Not applicable pursuant to Form S-3 General Instruction II (E).
(2)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)	Exclusive of accrued interest, distributions and dividends, if any.
(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of all of the registration fee.
(5)	Represents warrants to purchase preferred stock or common stock, which may be issued by Plum Creek Timber Company, Inc.
(6)	Debt securities offered by Plum Creek Timberlands, L.P. will be guaranteed by Plum Creek Timber Company, Inc. No separate consideration will be received for any guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PLUM CREEK TIMBER COMPANY, INC.

Preferred Stock

Common Stock

Depositary Shares

Warrants

Guarantees

PLUM CREEK TIMBERLANDS, L.P.

Debt Securities

By this prospectus, we may offer preferred stock, common stock, depositary shares, warrants and guarantees of Plum Creek Timber Company, Inc. and debt securities of Plum Creek Timberlands, L.P. We will provide the specific terms of these securities in supplements to this prospectus. The common stock of Plum Creek Timber Company, Inc. is listed on the New York Stock Exchange under the symbol “PCL.”

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained in or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 7, 2014

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus and in any accompanying prospectus supplement, references to “we,” “our,” and similar references are to Plum Creek Timber Company, Inc., all of its subsidiaries (including Plum Creek Timberlands, L.P.), and its predecessor, Plum Creek Timber Company, L.P. References to “Plum Creek” are to Plum Creek Timber Company, Inc., and references to the “Plum Creek Operating Partnership” are to Plum Creek Timberlands, L.P.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission” or “SEC”, using a “shelf” registration process. Under this shelf process, Plum Creek may sell any combination of preferred stock, common stock, depositary shares, warrants and guarantees described in this prospectus in one or more offerings, and the Plum Creek Operating Partnership may sell debt securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those described in the forward-looking statements, including those factors discussed in “Risk Factors” in the applicable prospectus supplement and in our other SEC filings. Some factors include changes in governmental, legislative and environmental restrictions, catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases, as well as changes in economic conditions and competition in our domestic and export markets. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include, but are not limited to:

•	the failure to meet our expectations with respect to our likely future performance;

•	an unanticipated reduction in the demand for timber products and/or an unanticipated increase in supply of timber products;

•	an unanticipated reduction in demand for higher and better use timberlands or non-strategic timberlands;

•	our failure to make strategic acquisitions or to integrate any such acquisitions effectively or, conversely, our failure to make strategic divestitures; and

•	our failure to qualify as a real estate investment trust, or “REIT.”

Accordingly, actual results may not conform to the forward-looking statements contained in this prospectus. Forward-looking statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise any forward-looking statements.

PLUM CREEK AND THE PLUM CREEK OPERATING PARTNERSHIP

We are among the largest and most geographically diverse private landowners in the nation. Our timberlands are well diversified, not only geographically, but also by species mix and age distribution. Growth rates vary depending on species, location, age and forestry practices. We manage our timberlands in two business segments: the Northern Resources Segment and the Southern Resources Segment. In addition, our Energy and

Natural Resources Segment includes our natural resource businesses that focus on opportunities for oil and natural gas production, construction aggregates and mineral extraction, wind power and communication and transportation rights of way. The Real Estate Segment comprises our sales of higher and better use timberlands (some of which are sold through our wholly-owned taxable REIT subsidiaries), and sales of non-strategic timberlands, including sales of large blocks of timberlands. Our Real Estate Segment includes development of certain properties, internally and through joint venture arrangements. Our Manufactured Products Segment, also conducted through our wholly-owned taxable REIT subsidiaries, includes lumber mills, plywood plants, medium density fiberboard facilities, and lumber remanufacturing facilities. These facilities, strategically located near our timberlands, convert logs to lumber, plywood and other wood products, and convert chips, sawdust and wood shavings to medium density fiberboard.

We conduct substantially all of our activities through the Plum Creek Operating Partnership and various wholly-owned subsidiaries of the Plum Creek Operating Partnership. Plum Creek is the sole general partner of the Plum Creek Operating Partnership. Our principal executive offices are located at 601 Union Street, Suite 3100, Seattle, Washington 98101-1374, and our telephone number is (206)  467-3600.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, the repayment or refinancing of outstanding indebtedness, and the financing of future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects ratios of earnings to fixed charges for each of the five years in the period ended December 31, 2013 and for the nine months ended September 30, 2014 for each of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P.

Plum Creek Timber Company, Inc.

	Nine Months Ended September 30, 2014	For the Year Ended December 31
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)
Actual	2.3	2.4	2.4	2.3	2.4	2.3

Plum Creek Timberlands, L.P.

	Nine Months Ended September 30, 2014	For the Year Ended December 31
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)(2)
Actual	3.5	4.1	4.0	3.9	4.1	3.7

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income plus fixed charges; and “fixed charges” consists of interest expense (including amortization of loan costs), amortization of premiums and discounts related to indebtedness and the interest component of rent expense.

(2)	During 2008, PC Ventures I, LLC, a 100% wholly-owned subsidiary of Plum Creek Timber Company, Inc., made a $783 million capital contribution to Plum Creek Timberlands, L.P. in exchange for a Series T-1 Redeemable Preferred Limited Partnership Interest, or “Series T-1 Preferred Interest”, a preferred interest in Plum Creek Timberlands, L.P. The Series T-1 Preferred Interest provides for a return of 7.375% per annum (approximately $58 million) on its contributed capital of $783 million. In the computation of the ratio of earnings to fixed charges for Plum Creek Timberlands, L.P., the Series T-1 Preferred Interest is not subtracted from Consolidated Pretax Income from Continuing Operations and has been excluded from the calculation of Fixed Charges because these transactions are between affiliated entities. Further discussion of the Series T-1 Preferred Interest in Plum Creek Timberlands, L.P. can be found in the audited consolidated financial statements of Plum Creek Timberlands, L.P. for the three years ended December 31, 2013, which were included on Form 10-K of Plum Creek Timber Company, Inc. and filed with the SEC on February 28, 2014.

DESCRIPTION OF PLUM CREEK OPERATING PARTNERSHIP DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of the Plum Creek Operating Partnership’s debt securities. All capitalized terms have the meanings specified in the indenture.

The Plum Creek Operating Partnership may issue, from time to time, debt securities, in one or more series, that will consist of either its senior debt (“Senior Debt Securities”), its senior subordinated debt (“Senior Subordinated Debt Securities”), its subordinated debt (“Subordinated Debt Securities”) or its junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The debt securities that are offered will be issued under an indenture among the Plum Creek Operating Partnership, as issuer, Plum Creek, as guarantor, and U.S. Bank National Association, as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms Of The Indenture

The indenture does not limit the amount of debt securities that the Plum Creek Operating Partnership may issue. It provides that the Plum Creek Operating Partnership may issue debt securities up to the principal amount that the Plum Creek Operating Partnership may authorize and may be in any currency or currency unit designated by the Plum Creek Operating Partnership. Except for the limitations contained in the indenture relating to consolidation, merger and sale of all or substantially all of the Plum Creek Operating Partnership’s assets, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to the Plum Creek Operating Partnership’s operations, financial condition or transactions involving it.

Plum Creek Operating Partnership may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of their issue price, the nature of the interest payments and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that the Plum Creek Operating Partnership issues will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	any limit on the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal is payable;

•	the place or places where, and the manner in which, principal, premium and or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the Plum Creek Operating Partnership’s rights or obligations to redeem or purchase the debt securities;

•	exchange provisions, if any, including exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of the maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to the Plum Creek Operating Partnership’s operations, financial condition or transactions involving the Plum Creek Operating Partnership; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain United States federal income tax considerations for holders of any debt securities, and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by the Plum Creek Operating Partnership will be structurally subordinated to all indebtedness and other liabilities of its subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on parity with all of the Plum Creek Operating Partnership’s other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership’s unsubordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership’s senior and senior subordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership’s senior, senior subordinated and subordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Guarantees

Unless specified otherwise in the applicable prospectus supplement, the indenture provides that the Plum Creek Operating Partnership’s obligations under the debt securities will be guaranteed by Plum Creek. The obligations of Plum Creek under any guarantee will be limited to the maximum amount permitted under applicable federal or state law.

Exchange Rights

Debt securities may be exchangeable for shares of Plum Creek’s equity securities. The terms and conditions of exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the exchange price;

•	the exchange period;

•	provisions regarding the ability of the Plum Creek Operating Partnership or the holder to exchange the debt securities;

•	events requiring adjustment to the exchange price; and

•	provisions affecting exchange in the event of the Plum Creek Operating Partnership’s redemption of the debt securities.

Consolidation, Merger or Sale

The Plum Creek Operating Partnership cannot consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any person unless (a) the Plum Creek Operating Partnership will be the continuing legal entity, or (b) the successor legal entity or person to which the Plum Creek Operating Partnership’s assets are transferred or leased is a legal entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes the Plum Creek Operating Partnership’s obligations on the debt securities and under the indenture. In addition, the Plum Creek Operating Partnership cannot effect such a transaction unless immediately after giving effect to such transaction no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom the Plum Creek Operating Partnership’s assets are transferred or leased has assumed the Plum Creek Operating Partnership’s obligations under the debt securities and the indenture, the Plum Creek Operating Partnership shall be discharged from all its obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of the Plum Creek Operating Partnership or a highly leveraged transaction unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of the Plum Creek Operating Partnership’s assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by the Plum Creek Operating Partnership in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of the Plum Creek Operating Partnership; or

•	any other Event of Default provided in the applicable resolution of the Plum Creek Operating Partnership’s board of directors, officer’s certificate or the supplemental indenture under which it issues series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of the Plum Creek Operating Partnership occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against the Plum Creek Operating Partnership. Except as provided below, no holder of debt securities of any series may institute any action against the Plum Creek Operating Partnership under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The Plum Creek Operating Partnership will be required to file annually with the trustee a certificate, signed by an officer of the Plum Creek Operating Partnership, stating whether or not the officer knows of any default by the Plum Creek Operating Partnership in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

The Plum Creek Operating Partnership may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that it will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, the Plum Creek Operating Partnership will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. The Plum Creek Operating Partnership anticipates that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

The Plum Creek Operating Partnership understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

The Plum Creek Operating Partnership will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of the Plum Creek Operating Partnership, the trustee or any other agent of the Plum Creek

Operating Partnership or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

The Plum Creek Operating Partnership expects that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. It also expects that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” It also expects that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, the Plum Creek Operating Partnership will appoint an eligible successor depositary. If it fails to appoint an eligible successor depositary within 90 days, the Plum Creek Operating Partnership will issue the debt securities in definitive form in exchange for the registered global security. In addition, the Plum Creek Operating Partnership may at any time and in its sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, the Plum Creek Operating Partnership will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

The Plum Creek Operating Partnership may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The Plum Creek Operating Partnership will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

The Plum Creek Operating Partnership can discharge or defease its obligations under the indenture as set forth below.

The Plum Creek Operating Partnership may discharge its obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). The Plum Creek Operating Partnership may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, the Plum Creek Operating Partnership may, at its option, discharge any and all of its obligations to holders of any series of debt securities at any time (“defeasance”). If defeasance occurs, the Plum Creek Operating Partnership shall be deemed to have paid and discharged all amounts owed under the debt securities, and the indenture shall cease to be of further effect as to the debt securities and the guarantees, except that:

•	holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on the debt securities, from the funds deposited for that purpose (as explained below);

•	the Plum Creek Operating Partnership’s obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities;

•	the trustee will retain its rights, powers, duties, and immunities, and the Plum Creek Operating Partnership will retain its obligations in connection therewith; and

•	other defeasance provisions of the indenture will remain in effect.

In addition, unless otherwise provided in the applicable prospectus supplement, the Plum Creek Operating Partnership also may, at its option, be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and it may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). If covenant defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to the Plum Creek Operating Partnership described under “Events of Default” will no longer constitute Events of Default with respect to the debt securities. The Plum Creek Operating Partnership may exercise defeasance regardless of whether it previously exercised covenant defeasance. The Plum Creek Operating Partnership may effect defeasance and covenant defeasance only if, among other things:

•	it irrevocably deposits with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•	it delivers to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ United States federal income tax treatment of principal, premium, if any, and interest payments on such series of debt securities.

•	In the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or on a change in United States federal income tax law occurring after the date of the indenture.

Modification of the Indenture

The indenture provides that the Plum Creek Operating Partnership and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of the Plum Creek Operating Partnership’s obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•	change, eliminate or add provisions to the indenture; provided, however, that any such change, elimination or addition shall not apply to any debt securities of any series outstanding prior to such change, elimination or addition.

The indenture also provides that the Plum Creek Operating Partnership and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. The Plum Creek Operating Partnership and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indentures. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of the Plum Creek Operating Partnership, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee, and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no founder and no past, present or future partner, officer or director of the Plum Creek Operating Partnership or any successor partnership in their capacity as such shall have any individual liability for any of the Plum Creek Operating Partnership’s obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

General

Under its charter, Plum Creek may issue, from time to time, shares of one or more classes or series of preferred stock, par value $0.01 per share. The following description sets forth certain general terms and provisions of the preferred stock. The particular terms of any class or series of preferred stock offered by any prospectus supplement, and the extent, if any, to which these general provisions may apply to the class or series of preferred stock so offered will be described in the prospectus supplement. The following summary of the material provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, a certificate of designation relating to a specific class or series of preferred stock, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement which includes this prospectus at or prior to the time of issuance of such series of preferred stock.

As of September 30, 2014, Plum Creek’s charter authorized the issuance of 525,634,567 shares of capital stock, of which 75,000,000 shares were classified as preferred stock. As of September 30, 2014, there were no shares of preferred stock issued and outstanding. The board of directors of Plum Creek is authorized to issue shares of preferred stock, in one or more classes or series, and may classify and reclassify any of its unissued capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Delaware General Corporation Law and Plum Creek’s charter.

The Plum Creek board of directors is authorized to determine for each class or series of preferred stock, and the prospectus supplement will set forth with respect to each class or series that may be issued and sold pursuant hereto:

•	the designation of such shares and the number of shares that constitute such class or series;

•	the dividend rate (or the method of calculation thereof), if any, the type of dividend (e.g., cash or payment in kind) on the shares of such class or series, and the priority as to payment of dividends with respect to other classes or series of capital stock of Plum Creek;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Plum Creek and any other rights of the shares of such class or series upon any liquidation or winding up of Plum Creek;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Plum Creek;

•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other equity securities of Plum Creek;

•	whether the shares of such class or series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to such class or series of preferred stock; and

•	the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such class or series of preferred stock not inconsistent with Plum Creek’s charter and Delaware law.

Convertibility

No class or series of preferred stock that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Dividends

Holders of shares of preferred stock, are entitled to receive, when and as declared by Plum Creek’s board of directors, out of funds legally available therefore, dividends payable at such dates and at such rates, if any, as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each class or series of preferred stock that may be issued and sold pursuant hereto will rank junior as to dividends to any class or series preferred stock that may be issued in the future that is expressly made senior as to dividends. If at any time Plum Creek has failed to pay accrued dividends on any such senior preferred stock at the time such dividends are payable, Plum Creek may not pay any dividend on junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on such senior preferred stock have been paid or set aside for payment in full by Plum Creek.

Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred stock that may be issued and sold pursuant hereto, no dividends (other than dividends payable in common stock or other capital stock ranking junior to the preferred stock of any class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any common stock or any other capital stock of Plum Creek ranking junior to or on a parity with the preferred stock of such class or series as to dividends, nor shall any common stock or any other capital stock of Plum Creek ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Plum Creek (except by conversion into or exchange for other capital stock of Plum Creek ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless:

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any junior or parity preferred stock or common stock may be converted into or exchanged for stock of Plum Creek ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

Redemption and Sinking Fund

No class or series of preferred stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

Liquidation Rights

Unless otherwise set forth herein or in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding up of Plum Creek, the holders of shares of each class or series of preferred stock that may be issued and sold pursuant hereto are entitled to receive out of assets of Plum Creek available for distribution to stockholders, before any distribution of assets is made to holders of any other shares of preferred stock ranking junior to such class or series of preferred stock as to rights upon liquidation, dissolution or winding up, or holders of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such class or series of preferred stock plus any dividends accumulated and accrued but unpaid to the date of final distribution; but the holders of each class or series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of Plum Creek’s capital stock ranking senior to such class or series of preferred stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Plum Creek, the amounts payable with respect to any class or series of preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a class or series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by Plum Creek. For these purposes, neither a consolidation nor a merger of Plum Creek with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Plum Creek.

Voting Rights

Holders of preferred stock that may be issued and sold pursuant hereto will not have any voting rights except as set forth below or in the applicable prospectus supplement or as otherwise from time to time required by law. Whenever dividends on any applicable class or series of preferred stock or any other class or series of stock ranking on a parity with the applicable class or series of preferred stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such class or series of preferred stock (voting separately as a class with all other classes and series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Plum Creek at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such class or series of preferred stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such preferred stock shall terminate immediately upon the termination of the right of the holders of such preferred stock to vote for directors. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock that may be issued and sold pursuant hereto will have one vote for each share held.

So long as any shares of any class or series of preferred stock remain outstanding, Plum Creek shall not, without the consent of holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, voting separately as a class with all other classes and series of preferred stock of Plum Creek upon which like voting rights have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

•	amend, alter or repeal the provisions of Plum Creek’s charter relating to such classes or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of the authorized common stock or preferred stock or any increase or decrease in the number of shares of any class or series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to preferred stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

Miscellaneous

The holders of preferred stock will have no preemptive rights. The preferred stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefore, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Plum Creek shall resume the status of authorized and unissued shares of preferred stock undesignated as to class or series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on, and the redemption or repurchase of, any class or series of preferred stock may be restricted by loan agreements, indentures and other agreements entered into by Plum Creek. The accompanying prospectus supplement will describe any material contractual restrictions on such dividend payments.

No Other Rights

The shares of a class or series of preferred stock that may be issued and sold pursuant hereto will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement or Plum Creek’s charter or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each class or series of preferred stock that may be issued and sold pursuant hereto will be designated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

As of September 30, 2014, Plum Creek’s charter authorizes the issuance of up to 525,634,567 shares of capital stock with a par value of $0.01 per share, of which 300,634,566 shares were classified as common stock. As of September 30, 2014, there were 175,890,330 shares of common stock issued and outstanding. In addition, as of September 30, 2014, 5,962,164 shares of common stock were collectively reserved for issuance under Plum Creek’s employee benefit plans. The common stock is traded on the New York Stock Exchange under the symbol “PCL.” Computershare Investor Services serves as transfer agent and registrar of the common stock.

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Plum Creek’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of Plum Creek’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Restrictions on Ownership and Transfer of Common and Preferred Stock

In order for Plum Creek to qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined by the Internal Revenue Code. Also, shares of Plum Creek’s capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months, other than the first year or during a proportionate part of a shorter taxable year.

To protect Plum Creek from losing its status as a REIT, its certificate of incorporation, subject to some exceptions, provides that no person, other than the individuals designated in its certificate of incorporation and their affiliates, may beneficially own more than the Ownership Limit of Plum Creek’s shares of capital stock. “Ownership Limit” means the provisions in Plum Creek’s certificate of incorporation that prohibit ownership either directly or under the applicable attribution rules of the Internal Revenue Code of (a) with respect to the common stock, more than 9.8% of the lesser of (1) the total number of shares of common stock outstanding, or (2) the value of the outstanding shares of common stock, or (b) with respect to the preferred stock, more than 9.8% of the lesser of (1) the total number of shares of preferred stock outstanding, or (2) the value of the outstanding shares of preferred stock, by any stockholder unless such ownership limit is specifically waived by the Plum Creek’s board of directors, as more specifically described below.

Any transfer of shares of Plum Creek capital stock is null and void, and the intended transferee will acquire no rights to the shares of capital stock, if the transfer would do any of the following:

•	cause any person to beneficially own shares of Plum Creek’s capital stock in excess of the Ownership Limit not otherwise permitted as provided above;

•	result in the shares of Plum Creek’s capital stock being owned by fewer than 100 persons within the meaning of section 856(a)(5) of the Internal Revenue Code;

•	result in Plum Creek being “closely held” within the meaning of section 856(h) of the Internal Revenue Code;

•	result in Plum Creek failing to qualify as a “domestically controlled REIT” within the meaning of section 897(h)(4)(B) of the Internal Revenue Code; or

•	otherwise cause Plum Creek to fail to qualify as a REIT.

The restriction on transferability and ownership described above which prohibits any person from beneficially owning shares of Plum Creek’s capital stock in excess of the Ownership Limit will not apply if Plum Creek’s board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, waives the application of the Ownership Limit to a person subject to the limit, provided that:

•	Plum Creek’s board of directors obtains representations and undertakings as are reasonably necessary to ascertain that the acquiror’s beneficial ownership or constructive ownership of shares of capital stock will not at that time or in the future result in any of the other situations described above; and

•	the acquiror agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that Plum Creek’s board of directors may impose at the time of waiver with respect to the acquiror will result in the conversion of these shares in excess of the original limit applicable to the acquiror into shares of excess stock.

If any purported transfer of Plum Creek’s capital stock or other event resulting in an increase in any holder’s percentage interest in common stock would cause a purported transferee or holder to be in violation of the Ownership Limit or would cause Plum Creek to be disqualified as a REIT, then the purported transferee or holder will not acquire or will cease to own, as the case may be, the number of shares in excess of the Ownership Limit or in excess of the highest number of shares which would allow Plum Creek to remain qualified as a REIT. The excess stock will be converted automatically into an equal number of shares of stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Plum Creek. Automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of the violative transfer or event. Upon the occurrence of a conversion of shares of capital stock into an equal number of shares of excess stock, such excess stock shall be automatically retired and canceled, without any action required by Plum Creek’s board of directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of capital stock from which this excess stock was converted and may be reissued by Plum Creek as that particular class or series of capital stock.

As soon as practical after the transfer of shares of excess stock to the trust, the trustee of the trust, who shall be designated by Plum Creek, will be required to designate one or more persons who could own excess shares without violating the Ownership Limit or causing Plum Creek to be disqualified as a REIT and to sell excess shares to these permitted transferees. Upon the trustee’s designation and sale of the excess stock to the permitted transferee, shares of excess stock will automatically convert into an equal number of shares of capital stock of the same class and series from which the excess stock was converted. Upon the occurrence of a conversion of shares of excess stock into an equal number of shares of capital stock, shares of excess stock shall be automatically retired and canceled, without any action by Plum Creek’s board of directors, and shall be restored to the status of authorized but unissued shares of excess stock and may be reissued by Plum Creek as excess stock. However, if the transfer of excess stock to a purported permitted transferee would or does violate any of the transfer restrictions set forth above, this transfer shall be void as to that number of shares of excess stock that cause the violation of this restriction when shares are converted into shares of capital stock and the purported permitted transferee shall be deemed to be a prohibited owner and shall acquire no rights in these shares of excess stock or Plum Creek’s capital stock. Shares of Plum Creek’s capital stock shall be automatically converted into excess stock and transferred to the trust from which they were originally transferred.

Any prohibited owner shall be entitled, following acquisition of the shares of excess stock and the subsequent designation and sale of excess stock to a permitted transferee, to receive from the trustee sales proceeds received by the trust for the excess shares. The proceeds of a sale are calculated according to a formula in Plum Creek’s certificate of incorporation.

In addition, excess shares held in the trust shall be deemed to have been offered for sale to Plum Creek, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created the excess stock or market value. Plum Creek shall have the right to accept this offer for a period of 90 days.

All certificates representing shares of common stock and preferred stock shall bear a legend referring to the restrictions described above.

Plum Creek is required to keep records that disclose the actual ownership of its outstanding shares of capital stock. Accordingly, in order to comply with these record keeping requirements, any person who beneficially owns more than 3% of the outstanding shares of any class or series of Plum Creek’s capital stock, or the lower percentages as are then required pursuant to regulations under the Internal Revenue Code, is required to provide to Plum Creek, by January 31st of each year, a written statement or affidavit stating the name and address of the beneficial owner, the number of shares beneficially owned by the beneficial owner and a description of how the shares are held. In addition, each record and beneficial owner of Plum Creek’s capital stock shall, upon demand, be required to disclose to Plum Creek in writing the information Plum Creek may request in order to determine its status as a REIT and to ensure compliance with the Ownership Limit. In addition, the individuals designated in Plum Creek’s certificate of incorporation and their affiliates shall promptly notify Plum Creek upon any transfer of its capital stock.

The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price.

PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK

Under Delaware law, an acquirer of 15% or more of Plum Creek’s voting stock must wait three years before engaging in a business combination with Plum Creek unless one of the following exceptions is available:

•	approval by Plum Creek’s board of directors prior to the time the acquiror became a 15% holder of Plum Creek’s voting stock;

•	achieving an ownership level of at least 85% of Plum Creek’s voting stock in the transaction in which the acquiror became a 15% holder of Plum Creek’s voting stock; or

•	approval of the business combination by Plum Creek’s board of directors and at least two-thirds of Plum Creek’s disinterested holders of Plum Creek’s voting stock.

Any of these provisions could delay, deter or prevent a tender offer or takeover attempt with respect to Plum Creek.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

If it elects to offer fractional interests in shares of preferred stock, Plum Creek will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. Plum Creek will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between Plum Creek and a bank or trust company selected by Plum Creek. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with Plum Creek, that it is not feasible to make such distribution. If this occurs, the depositary may, with Plum Creek’s approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that Plum Creek may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by depositary receipts.

Redemption of Depositary Shares

Whenever Plum Creek redeems shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. Plum Creek will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election on the part of Plum Creek to call for the redemption of any preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts (a) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (b) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendments

Plum Creek and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

Plum Creek may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	Plum Creek has liquidated, terminated or wound up its business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

The depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the depositary shall have delivered to Plum Creek a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

Payment of Fees and Expenses

Plum Creek will pay all fees, charges and expenses of the depositary including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to Plum Creek, and Plum Creek may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from Plum Creek that are delivered to the depositary and that Plum Creek is required by law, the rules of an applicable securities exchange or Plum Creek’s restated certificate of incorporation to furnish to the holders of the preferred stock. Neither Plum Creek nor the depositary will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits Plum Creek’s obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither Plum Creek nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting them to do so furnish them with satisfactory indemnity. In performing their obligations, Plum Creek and the depositary may rely upon the written advice of their counsel or accountants, on any information that competent people provide to them and on documents that they believe are genuine.

DESCRIPTION OF WARRANTS

Plum Creek may issue warrants for the purchase of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between Plum Creek and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

General. Reference is made to the applicable prospectus supplement for the terms of warrants in respect of which this prospectus is being delivered, the warrant agreement relating to such warrants and the warrant certificates representing such warrants, including the following:

•	the type and number of shares of preferred stock or common stock purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the date, if any, on and after which such warrants and related offered securities will be separately tradeable;

•	the offering price of such warrants, if any;

•	the initial price at which such shares may be purchased upon exercise of warrants and any provision with respect to the adjustment thereof;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	a discussion of the material United States federal income tax considerations applicable to the ownership or exercise of warrants;

•	call provisions of such warrants, if any;

•	any other terms of the warrants;

•	anti-dilution provisions of the warrants, if any; and

•	information relating to any preferred stock purchasable upon exercise of such warrants.

The warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

Exercise of Warrants. Each warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby.

Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Plum Creek will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of stock warrants.

PLAN OF DISTRIBUTION

Plum Creek may sell common stock, preferred stock, depositary shares or warrants, and the Plum Creek Operating Partnership may sell any series of debt securities, in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Plum Creek or the Plum Creek Operating Partnership from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	a stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security;

•	a syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering; and

•	a penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, Plum Creek or the Plum Creek Operating Partnership will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Plum Creek or the Plum Creek Operating Partnership to one or more institutional purchasers, or through agents designated by Plum Creek or the Plum Creek Operating Partnership from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commission payable by Plum Creek or the Plum Creek Operating Partnership to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with Plum Creek or the Plum Creek Operating Partnership to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for Plum Creek or the Plum Creek Operating Partnership in the ordinary course of business.

Other than Plum Creek’s common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange or the Nasdaq Stock Market. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom Plum Creek or the Plum Creek Operating Partnership sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that there will be a market for the offered securities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of United States federal income tax consequences relating to our taxation and qualification as a REIT. The discussion below is based on current provisions of the Internal Revenue Code, final, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, existing administrative interpretations and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except as otherwise indicated, no advance ruling has been or will be sought from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Plum Creek, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement.

Taxation of Plum Creek as a REIT

General

Under United States federal income tax law, if certain detailed conditions imposed by the Internal Revenue Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate may elect to be treated as a REIT for United States federal income tax purposes. These conditions relate, in part, to the nature of the entity’s assets and income. Provided Plum Creek qualifies to be subject to tax as a REIT, it will generally not be subject to federal corporate income tax on taxable income that it distributes currently to stockholders. This treatment substantially eliminates “double taxation.” Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed.

Plum Creek has elected to be treated for tax purposes as a REIT commencing with its taxable year ending on December 31, 1999. Plum Creek believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that it was organized and has operated in such a manner as to qualify as a REIT. Plum Creek has, however, as described more fully under “Income Tests” below, received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests discussed below, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests.

Plum Creek has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, to the effect that commencing with the tax year that ended on December 31, 1999, Plum Creek has been organized in conformity with the requirements for qualification and taxation as a REIT and its proposed method of operation would enable Plum Creek to continue to meet the requirements for qualification as a REIT. The opinion is based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise Plum Creek or holders of Plum Creek securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. Qualification and taxation as a REIT will depend upon Plum Creek’s ability to meet on an ongoing basis (through actual annual operating results, its asset base, distribution levels and diversity of share ownership) the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on a continuing basis. No assurance can be given that the actual results of Plum Creek’s operations for any particular taxable year will satisfy such requirements, and an opinion of counsel is not binding upon the Internal Revenue Service. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify as a REIT.”

The sections of the Internal Revenue Code and the corresponding Treasury Regulations relating to the taxation of REITs and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the United States federal income tax treatment of a REIT. This summary is based on current United States law, including the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which changes may apply retroactively.

Provided Plum Creek qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that Plum Creek currently distributes to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation.

Stockholders who are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends received by stockholders from Plum Creek or from other entities that are subject to tax as REITs may continue to be subject to tax at rates applicable to ordinary income, and the highest marginal non-corporate United States federal income tax rate applicable to ordinary income is 39.6%. Nevertheless, Plum Creek’s dividends generally qualify as capital gain dividends, which are subject to tax at a current maximum rate of 20% for individual stockholders. Plum Creek will, however, be subject to United States federal income tax under certain circumstances, including the following:

•	Plum Creek will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, “—Annual Distribution Requirements” with respect to its ability to elect to treat as having been distributed to stockholders certain of its capital gains upon which it has paid taxes, in which event the taxes that Plum Creek has paid with respect to such income would be available as a credit or refund to stockholders;

•	Plum Creek may be subject to the “alternative minimum tax” on certain of its items of tax preference;

•	If Plum Creek has (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Plum Creek will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property;

•	Plum Creek will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business;

•	If Plum Creek fails to satisfy the 75% gross income test or the 95% gross income test as discussed below, but Plum Creek has maintained its qualification as a REIT because certain other requirements have been met, Plum Creek will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Plum Creek fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability;

•	If Plum Creek should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, Plum Creek may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

•

Plum Creek will be required to pay a 4% excise tax on the amount by which its annual distributions to stockholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income Plum Creek elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, other than capital gains from such years which Plum Creek elected to retain and pay tax on;

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the Internal Revenue Service successfully adjusts the reported amounts of these items; and

•	If Plum Creek acquires an asset from a corporation that was subject to tax under subchapter C of the Internal Revenue Code in a transaction in which the adjusted tax basis of the asset in the hands of Plum Creek is determined by reference to the adjusted tax basis of the asset in the hands of the transferor corporation, then under Treasury Regulations, the transferor corporation would generally be required to recognize any built-in gain that would have been realized if it had sold all of its assets at their respective fair market values and immediately liquidated on the day before the date of the transfer. The regulations provide, however, that in lieu of taxation of the transferor corporation as described immediately above, Plum Creek may make an irrevocable election to be subject to tax at the highest regular corporate tax rate then applicable on the built-in gain recognized upon a subsequent disposition of any such assets during the ten-year period following their acquisition from the transferor corporation. The Internal Revenue Service has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands) will not be subject to the built-in gains tax. Thus, Plum Creek would not be subject to the built-in gains tax on the income it derives from the harvesting and sale of timber from such timberlands. A subsequent sale of such timberlands, however, would be subject to the built-in gains tax.

Requirements for Qualification

Plum Creek has elected to be treated as a REIT beginning with its taxable year ended December 31, 1999. In order to continue to qualify as a REIT, Plum Creek must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.

Organizational Requirements

Plum Creek’s stock must be held by at least 100 persons and no more than 50% of the value of its capital stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined for these purposes) at all times during the last half of the taxable year. For these purposes, certain entities such as private foundations are treated as an individual. Plum Creek must satisfy these stock ownership requirements in its second taxable year and in each subsequent taxable year. Plum Creek’s certificate of incorporation provides for certain restrictions regarding the transfer of its capital stock in order to aid in meeting the stock ownership requirements, but these restrictions cannot ensure that Plum Creek will in all cases comply with these ownership requirements.

To monitor its compliance with the stock ownership requirements, Plum Creek is required to maintain records regarding the actual ownership of its stock. To do so, Plum Creek must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of its records. A stockholder who fails or refuses to comply with the demand must submit a statement with its United States federal income tax return disclosing the actual ownership of the stock and certain other information.

Income Tests

In order to maintain qualification as a REIT, Plum Creek must annually satisfy two gross income requirements. First, for each taxable year Plum Creek must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from “prohibited transactions”) from investments relating to real property or mortgages on real property (including “rents from real property” and “gain from the sale or other disposition of real property”) other than property held primarily for sale to customers in the ordinary course of business or from certain types of temporary investments. Second, for each taxable year Plum Creek must derive, directly or indirectly, at least 95% of its gross income (excluding gross income from “prohibited transactions”) from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

In addition, if Plum Creek should realize any net income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership in which Plum Creek is a partner) then such income would be treated as income from a “prohibited transaction” and would not count towards satisfying the 95% and 75% gross income tests. Such income would also be subject to a 100% penalty tax. Plum Creek attempts to conduct any activities that could give rise to a prohibited transaction through its taxable REIT subsidiaries. For example, the manufacture and sale of wood products, certain types of timberland sales, and sales of logs are conducted through one or more taxable REIT subsidiaries. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Because of the inherently factual nature of the determination, Plum Creek may not always be successful in limiting such activities to its taxable REIT subsidiaries. Thus, it could be subject to the 100% prohibited transaction tax if such activities were conducted by the REIT.

Under the Code, sales of timberlands that satisfy certain requirements specified in the Code would not constitute a prohibited transaction. The principal requirements that have to be satisfied are that (i) the property sold was held by Plum Creek for not less than two years in connection with Plum Creek’s timber business, (ii) the timberlands sold during a tax year cannot have either an aggregate tax basis that exceeds 10 percent of the aggregate tax bases of all of Plum Creek’s assets, or an aggregate fair market value that exceeds 10 percent of the aggregate fair market value of all of Plum Creek’s assets, as of the beginning of the relevant tax year, (iii) Plum Creek’s expenditures with respect to the timberlands for the two years prior to the sale may not exceed certain specified limits; (iv) substantially all of the marketing expenditures with respect to the property must be made through an independent contractor, and (v) the sales price must not have a profit contingency related to the sold property. Plum Creek intends to conduct its activities so that its sales of timberlands (other than those undertaken by its taxable REIT subsidiaries) qualify for this safe harbor.

Rents that Plum Creek receives will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. Substantially all of the rental income that Plum Creek has received in the past and is anticipated to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases and from renting rights of ways through its properties. It is anticipated that any income Plum Creek receives from such leases and properties will constitute “rents from real property” under the applicable rules. While it is not expected that Plum Creek will receive a substantial amount of rental income, Plum Creek will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.

Plum Creek expects to derive a substantial portion of its income from sales of standing timber to certain of its taxable REIT subsidiaries pursuant to timber cutting contracts under section 631(b). Provided that certain requirements are satisfied, income from sales of standing timber under these contracts will generally be treated as income from sales of interests in real property and therefore as qualifying income under the REIT 75% and 95% gross income tests. Plum Creek has received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. In reaching these conclusions, the Internal Revenue Service expressly relied upon a representation from Plum Creek that its disposals of timber pursuant to these timber cutting contracts will qualify as disposals of timber under section 631(b) of the Internal Revenue Code. In connection with this representation, Plum Creek has received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, substantially to the effect that its disposal of timber pursuant to these timber cutting contracts will qualify for treatment under section 631(b) of the Internal Revenue Code.

If Plum Creek fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Plum Creek may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

•	Plum Creek’s failure to meet such tests was due to reasonable cause and not due to willful neglect; and

•	Plum Creek attaches a schedule of the sources of its income to its United States federal income tax return. It is not possible, however, to state whether in all circumstances Plum Creek would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

The Treasury Regulations provide that if Plum Creek is a partner in a partnership, it will be deemed to own its proportionate share of the assets of the partnership, and it will be deemed to be entitled to its proportionate share of the gross income of the partnership. In addition, the character of the assets and gross income of the partnership generally retains the same character in its hands for purposes of satisfying the gross income tests and the asset tests.

Asset Tests

At the close of each quarter of its taxable year, Plum Creek must satisfy the following three tests relating to the nature of its assets:

•	at least 75% of the value of its total assets must be represented by real estate assets including (1) its allocable share of real estate assets held by partnerships in which Plum Creek owns an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering, cash, cash items and government securities;

•	not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and

•	of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Plum Creek may not exceed 5% of the value of its total assets, and Plum Creek may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the value of the outstanding securities of any one issuer.

The 5% and 10% asset limitations described above do not apply to wholly owned qualified REIT subsidiary corporations, or to electing taxable REIT subsidiary corporations. The value of stock held by a REIT in taxable REIT subsidiary corporations may not, however, exceed, in the aggregate, 25% of the value of a REIT’s total assets.

As of the date of this prospectus, substantially more than 75% of the fair market value of the assets indirectly owned by Plum Creek through the Plum Creek Operating Partnership will consist of timberlands owned in fee, and Plum Creek expects that, at all times after the date of this prospectus, substantially more than 75% of the assets owned by it directly and indirectly through the Plum Creek Operating Partnership will consist of fee ownership of timberland. Accordingly, Plum Creek believes that it will be able to meet the 75% test described above on a going forward basis.

The Plum Creek Operating Partnership owns indirectly all of the outstanding stock of its various corporate subsidiaries that are engaged in the business of purchasing and harvesting timber and manufacturing timber products. These corporate subsidiaries were formed, as part of the conversion of Plum Creek from a partnership to a REIT, to own and operate businesses that Plum Creek, as a REIT, would not be permitted to own and operate directly. Through its ownership interest in the Plum Creek Operating Partnership, Plum Creek is considered to own its pro rata share (which as of the date of this prospectus is 100%) of the stock of such corporate subsidiaries held by the Plum Creek Operating Partnership. Plum Creek has jointly elected with its corporate subsidiaries to treat such subsidiaries as taxable REIT subsidiaries.

The percentage limitations on the ownership of securities described above must generally be met for any quarter in which Plum Creek acquires securities of the issuer. Thus, this requirement must be satisfied not only on the date Plum Creek acquires securities of each of the corporate subsidiaries but also each time Plum Creek increases its ownership of securities of any corporate subsidiaries, including as a result of its interest in the Plum Creek Operating Partnership, the exercise by the partners of their exchange rights or otherwise. Although Plum Creek will take steps to ensure that it satisfies these tests for any quarter with respect to which testing will occur, there can be no assurance that such steps will always be successful or will not require Plum Creek to reduce its overall interest in one or more of the corporate subsidiaries. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to Plum Creek’s REIT status is based on the assumption of continued compliance with these tests.

If Plum Creek fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Plum Creek to lose its REIT status if (1) Plum Creek satisfied all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (2) of the preceding sentence were not satisfied, Plum Creek could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose. In addition, the Code includes relief provisions that permit REITs to maintain REIT qualification notwithstanding certain violations of the asset requirements.

One such provision allows a REIT which fails one or more of the asset requirements to maintain its REIT qualification if (a) it provides the Internal Revenue Service with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests, A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000 and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

No assurance can be given that these relief provisions would be available for Plum Creek in the event of a failure to satisfy the asset requirements, in which case Plum Creek could fail to qualify as a REIT. See “—Failure to Qualify.”

Annual Distribution Requirements

In order to qualify as a REIT, Plum Creek is required to make distributions (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Plum Creek timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Plum Creek does not distribute (or Plum Creek is not treated as having distributed) all of its capital gain or Plum Creek distributes (or Plum Creek is treated as having distributed) at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, Plum Creek will be subject to tax on the undistributed income at regular corporate tax rates. If Plum Creek should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain income that Plum Creek elects to retain and pay tax on as provided for below) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which Plum Creek elected to retain and pay tax on), Plum Creek would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Plum Creek may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:

•	Plum Creek would be required to pay the tax on such gains at regular corporate tax rates;

•	its stockholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by Plum Creek; and

•	the basis of a stockholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by Plum Creek which was included in income by the stockholder).

It is possible that Plum Creek, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If Plum Creek encounters this situation, it may elect to retain the capital gain and pay the tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, Plum Creek may find it necessary to arrange for short or possibly long-term borrowings, issue equity, or sell assets. Alternatively, under certain circumstances, the Internal Revenue Service has ruled that a REIT may declare a dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to a limitation. In such case, for United States federal income tax purposes, the dividend will be subject to tax whether paid all in cash, all in stock or a combination of stock and cash and the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Under certain circumstances, Plum Creek may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Plum Creek may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Plum Creek will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If Plum Creek fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Plum Creek fails to qualify as a REIT will not be deductible by Plum Creek nor will they be required to be made. As a result, cash available for distribution to stockholders would be significantly reduced. In addition, if Plum Creek fails to qualify as a REIT, generally distributions to individual stockholders will be subject to tax at capital gains rates, to the extent of its current and accumulated earnings and profits, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Plum Creek will also be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Plum Creek would be entitled to such statutory relief.

Tax Aspects of Plum Creek’s Ownership of Interests in the Operating Partnership

As of the date of this prospectus, substantially all of Plum Creek’s assets are held indirectly through the Plum Creek Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to United States federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, has delivered an opinion, substantially to the effect that the Plum Creek Operating Partnership will not be classified as an association subject to tax as a corporation, but will instead be classified as either (1) a disregarded entity if Plum Creek owns 100% of its membership interests directly or indirectly through one or more of its wholly owned subsidiaries, or (2) a partnership if, in addition to Plum Creek at least one other person that is unrelated to Plum Creek or that is not, directly or indirectly, a 100% owned disregarded entity, owns an interest in the Plum Creek Operating Partnership. Accordingly, Plum Creek will include in its income its proportionate share of the foregoing items of the Plum Creek Operating Partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Plum Creek will include its proportionate share of assets held through the Plum Creek Operating Partnership.

Other Tax Considerations

State, Local and Foreign Taxes

Plum Creek, the Plum Creek Operating Partnership, any of its subsidiaries, or its stockholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which they transact business, own property, or reside. The state, local or foreign tax treatment of Plum Creek and its stockholders in those jurisdictions may differ from the United States federal income tax treatment described above. Consequently, prospective holders of Plum Creek stock should consult their tax advisors regarding the effect of foreign, state and local tax laws upon the ownership and disposition of Plum Creek stock in light of their individual investment circumstances.

Legislative or Other Actions Affecting REITs

The rules dealing with United States federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department. Changes to the United States federal tax laws and interpretations of United States federal tax laws could adversely affect an investment in Plum Creek or the Plum Creek Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering of the particular securities is completed (other than information in such documents that is deemed not to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	our Current Reports on Form 8-K filed February 6, 2014 and May 8, 2014 and our Amended Current Report on Form 8-K/A filed February 12, 2014.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Plum Creek Timber Company, Inc.

601 Union Street, Suite 3100

Seattle, Washington 98101

Attention: Director of Investor Relations

Telephone No.: 1-800-858-5347

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

Certain tax matters will be passed upon for Plum Creek by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the securities offered hereby will be passed upon for Plum Creek and for the Plum Creek Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Plum Creek Timber Company, Inc. and Plum Creek Timberlands L.P. included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013 for Plum Creek Timber Company, Inc., as set forth in their reports, which are incorporated by reference in this prospectus. The Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P. consolidated financial statements and Plum Creek Timber Company, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distributions.

Estimated expenses to be borne by Plum Creek in connection with the offering of the securities, other than underwriting discounts and commissions, are as follows:

Registration fee—Securities and Exchange Commission	†
Printing and engraving expenses	175,000
Legal fees and expenses (other than Blue Sky)	200,000
Accounting fees and expenses	100,000
Blue Sky fees and expenses (including fees of counsel)	20,000
Trustee’s and registrar’s fees and expenses	80,000
Miscellaneous	15,000

Total	$590,000

†	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

ITEM 15.	Indemnification of Directors and Officers.

Plum Creek’s certificate of incorporation limits the liability of the members of the board of directors either to Plum Creek or its stockholders for monetary damages incurred in connection with a breach of a director’s fiduciary duty, except for liability incurred (a) in connection with any breach of the director’s duty of loyalty to either Plum Creek or its stockholders, (b) for acts or omissions that occur not in good faith or that involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the Delaware General Corporate Law (“DGCL”), or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director, in addition to the aforementioned limitations on personal liability, will be limited to the fullest extent permitted by the DGCL, as amended.

Plum Creek’s bylaws require Plum Creek to indemnify its directors, officers and certain other parties against liability in connection with: (a) suits or proceedings other than those by or in the right of Plum Creek if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Plum Creek and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was illegal; and (b) suits or proceedings by or in the right of Plum Creek if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Plum Creek, except that with respect to this clause (b), no indemnification will be made in connection with any claim, issue or matter as to which such person shall have been adjudged to be liable to Plum Creek unless the Court of Chancery or the court in which such action or suit was brought determines such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Plum Creek’s bylaws permit Plum Creek to purchase and maintain insurance on behalf of its directors, officers and certain other parties against any liability asserted against such person and incurred by such person in such capacity, whether or not Plum Creek would have the power or the obligation to indemnify such person.

The underwriting agreement to be entered into in connection with the transaction will contain provisions that indemnify the officers and directors of Plum Creek and the Plum Creek Operating Partnership in certain circumstances.

Plum Creek entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that Plum Creek indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

The agreement of limited partnership of the Plum Creek Operating Partnership also provides, to the fullest extent permitted by applicable law, for indemnification of the officers and directors of the general partner of the Plum Creek Operating Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Plum Creek Operating Partnership in which such indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, the agreement of limited partnership provides that the Plum Creek Operating Partnership shall not indemnify an indemnitee (1) for intentional misconduct or a knowing violation of the law or (2) for any transaction for which such indemnitee received an improper personal benefit in violation or breach of any provision of the agreement of limited partnership.

It is the opinion of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933.

ITEM 16.	Exhibits.

1.1*	Form of Underwriting Agreement for Preferred Stock of Plum Creek Timber Company, Inc.

1.2*	Form of Underwriting Agreement for Common Stock of Plum Creek Timber Company, Inc.

1.3*	Form of Underwriting Agreement for Depositary Shares of Plum Creek Timber Company, Inc.

1.4*	Form of Underwriting Agreement for Warrants to purchase Securities of Plum Creek Timber Company, Inc.

1.5*	Form of Underwriting Agreement for Debt Securities of Plum Creek Timberlands, L.P.

4.1	Restated Certificate of Incorporation of Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 3.1 to Form 10-Q, File No. 1-10239, for the quarter ended June 30, 2009).

4.2	Amended and Restated By-laws of Plum Creek Timber Company, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Form 10-K, File No. 1-10239, for the year ended December 31, 2010).

4.3	Indenture, dated as of November 14, 2005, by and among Plum Creek Timberlands, L.P., as issuer, Plum Creek Timber Company, Inc., as guarantor, and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Form 8-K filed November 14, 2005).

4.4	Form of Deposit Agreement (including form of Depositary Receipt) for Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 4.2 to Form S-3, Registration No. 333-118516, filed August 24, 2004).

4.5	Form of Stock Warrant Agreement (including form of Warrant Receipt) for Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 4.3 to Form S-3, Registration No. 333-118516, filed August 24, 2004).

4.6*	Form of Preferred Stock Certificate for Plum Creek Timber Company, Inc.

4.7	Form of Common Stock Certificate for Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 4.6 to Form S-4, Registration No. 333-71371, filed January 28, 1999).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities of Plum Creek Timber Company, Inc. offered hereby.

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities of Plum Creek Timberlands, L.P. offered hereby.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

12.1	Computation of ratio of earnings to fixed charges and computation of ratio of earnings to combined fixed charges and preferred stock dividends (incorporated herein by reference to Exhibit 12.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibits 5.1, 5.2 and 8.1).

24.1	Power of Attorney for Plum Creek Timber Company, Inc. (included on page II-6).

24.2	Power of Attorney for Plum Creek Timberlands, L.P. (included on page II-8).

25.1	Statement of Eligibility and Qualification of trustee under the Debt Securities Indenture for Plum Creek Timberlands, L.P. and Plum Creek Timber Company, Inc.

*	To be filed by amendment or incorporated by reference prior to the offering of securities.

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the registrants or the other parties to the agreements.

The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the registrants may be found elsewhere in this registration statement and Plum Creek’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” of the prospectus forming part of this registration statement.

ITEM 17.	Undertakings.

Each of the undersigned registrants hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Plum Creek Timber Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 7th day of November, 2014.

PLUM CREEK TIMBER COMPANY, INC.

By:	/s/ Rick R. Holley
Rick R. Holley
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rick R. Holley, David W. Lambert and James A. Kraft, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to cause the same to be filed, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick R. Holley Rick R. Holley	Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2014

/s/ John F. Morgan Sr. John F. Morgan Sr.	Chairman of the Board and Director	November 7, 2014

/s/ David W. Lambert David W. Lambert	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 7, 2014

/s/ David A. Brown David A. Brown	Vice President, Chief Accounting Officer (Principal Accounting Officer)	November 7, 2014

/s/ Robin Josephs Robin Josephs	Director	November 7, 2014

/s/ Sara Grootwassink Lewis Sara Grootwassink Lewis	Director	November 7, 2014

/s/ John G. McDonald John G. McDonald	Director	November 7, 2014

Signature	Title	Date

/s/ Robert B. McLeod Robert B. McLeod	Director	November 7, 2014

/s/ Marc F. Racicot Marc F. Racicot	Director	November 7, 2014

/s/ Lawrence A. Selzer Lawrence A. Selzer	Director	November 7, 2014

/s/ Stephen C. Tobias Stephen C. Tobias	Director	November 7, 2014

/s/ Martin A. White Martin A. White	Director	November 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Plum Creek Timberlands, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 7th day of November, 2014.

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C. its General Partner

By:	Plum Creek Timber Company, Inc. its Sole Member

By:	/s/ Rick R. Holley
Rick R. Holley
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rick R. Holley, David W. Lambert and James A. Kraft, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to cause the same to be filed, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick R. Holley Rick R. Holley	Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2014

/s/ John F. Morgan Sr. John F. Morgan Sr.	Chairman of the Board and Director	November 7, 2014

/s/ David W. Lambert David W. Lambert	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 7, 2014

/s/ David A. Brown David A. Brown	Vice President, Chief Accounting Officer (Principal Accounting Officer)	November 7, 2014

/s/ Robin Josephs Robin Josephs	Director	November 7, 2014

/s/ Sara Grootwassink Lewis Sara Grootwassink Lewis	Director	November 7, 2014

Signature	Title	Date

/s/ John G. McDonald John G. McDonald	Director	November 7, 2014

/s/ Robert B. McLeod Robert B. McLeod	Director	November 7, 2014

/s/ Marc F. Racicot Marc F. Racicot	Director	November 7, 2014

/s/ Lawrence A. Selzer Lawrence A. Selzer	Director	November 7, 2014

/s/ Stephen C. Tobias Stephen C. Tobias	Director	November 7, 2014

/s/ Martin A. White Martin A. White	Director	November 7, 2014

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement for Preferred Stock of Plum Creek Timber Company, Inc.

1.2*	Form of Underwriting Agreement for Common Stock of Plum Creek Timber Company, Inc.

1.3*	Form of Underwriting Agreement for Depositary Shares of Plum Creek Timber Company, Inc.

1.4*	Form of Underwriting Agreement for Warrants to purchase Securities of Plum Creek Timber Company, Inc.

1.5*	Form of Underwriting Agreement for Debt Securities of Plum Creek Timberlands, L.P.

4.1	Restated Certificate of Incorporation of Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 3.1 to Form 10-Q, File No. 1-10239, for the quarter ended June 30, 2009).

4.2	Amended and Restated By-laws of Plum Creek Timber Company, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Form 10-K, File No. 1-10239, for the year ended December 31, 2010).

4.3	Indenture, dated as of November 14, 2005, by and among Plum Creek Timberlands, L.P., as issuer, Plum Creek Timber Company, Inc., as guarantor, and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Form 8-K filed November 14, 2005).

4.4	Form of Deposit Agreement (including form of Depositary Receipt) for Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 4.2 to Form S-3, Registration No. 333-118516, filed August 24, 2004).

4.5	Form of Stock Warrant Agreement (including form of Warrant Receipt) for Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 4.3 to Form S-3, Registration No. 333-118516, filed August 24, 2004).

4.6*	Form of Preferred Stock Certificate for Plum Creek Timber Company, Inc.

4.7	Form of Common Stock Certificate for Plum Creek Timber Company, Inc. (incorporated herein by reference to Exhibit 4.6 to Form S-4, Registration No. 333-71371, filed January 28, 1999).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities of Plum Creek Timber Company, Inc. offered hereby.

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities of Plum Creek Timberlands, L.P. offered hereby.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

12.1	Computation of ratio of earnings to fixed charges and computation of ratio of earnings to combined fixed charges and preferred stock dividends (incorporated herein by reference to Exhibit 12.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibits 5.1, 5.2 and 8.1).

24.1	Power of Attorney for Plum Creek Timber Company, Inc. (included on page II-6).

24.2	Power of Attorney for Plum Creek Timberlands, L.P. (included on page II-8).

25.1	Statement of Eligibility and Qualification of trustee under the Debt Securities Indenture for Plum Creek Timberlands, L.P. and Plum Creek Timber Company, Inc.

*	To be filed by amendment or incorporated by reference prior to the offering of securities.

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the registrants or the other parties to the agreements.

The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the registrants may be found elsewhere in this registration statement and Plum Creek’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.